OFFSHORE LOGISTICS, INC.
POST OFFICE BOX 5-C
LAFAYETTE, LOUISIANA 70505

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the “Company”) will be held at the Four Seasons Hotel, Houston, Texas on Monday, September 15, 2003, at 10:00 a.m. for the following purposes:

1.	To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified.

2.	To vote on a proposal to approve the Offshore Logistics, Inc. 2003 Nonqualified Stock Option Plan for Non-employee Directors (the “2003 Plan”).

3.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

        The Board of Directors has fixed the close of business on July 17, 2003, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

        STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

/s/ H. Eddy Dupuis

H. Eddy Dupuis
Secretary

Lafayette, Louisiana
July 18, 2003

I. GENERAL INFORMATION

Why did I receive this Proxy Statement?

        The Board of Directors of Offshore Logistics, Inc. (“the Company” or “we” or “us”) is soliciting proxies to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Monday, September 15, 2003, and at any adjournment of the Annual Meeting. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. We are mailing this proxy statement and the enclosed proxy card to shareholders around July 29, 2003. All proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the shareholders vote on at the Annual Meeting?

         Two items:

          o election of directors
          o approval of the 2003 Plan

Will there be any other items of business on the agenda?

        We do not expect that any other items of business will be considered because the deadlines for shareholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

        Shareholders as of the close of business on July 17, 2003 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of July 17, 2003, we had 22,513,421 shares of common stock outstanding.

How many votes are required for the approval of each item?

        The nominees for director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

        Provided that more than 50% in interest of all securities entitled to vote on the proposal cast a vote, the approval of the 2003 Plan will be ratified if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker nonvotes (as defined below) will not be counted either for or against the proposal.

What are “Broker Nonvotes”?

        If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For some proposals, such as election of directors, the broker may vote your shares at its discretion. But for other proposals, including the approval of the 2003 Plan, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes on particular matters considered at the Annual Meeting.

How do I vote by proxy?

        If you are a shareholder of record, you may vote your proxy by marking your enclosed proxy card to reflect your vote, signing and dating each proxy card you receive and return each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card.

        You have the right to revoke your proxy at any time before the meeting by notifying the Company’s Secretary in writing or by delivering a later-dated proxy. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

        If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I submit a shareholder proposal or nominate a director for the 2004 Annual Meeting?

        If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by March 30, 2004. Proposals should be addressed to the Company’s Secretary, Post Office Box 5-C, Lafayette, Louisiana 70505. In addition, the Company’s By-laws provide that any shareholder wishing to nominate a candidate for director or to propose any other business at the Annual Meeting must also give the Company written notice on or after June 17, 2004 but not later than July 16, 2004. That notice must provide certain other information as described in the By-laws. Copies of the By-laws are available to shareholders free of charge upon request to the Company’s Secretary.

II. ELECTION OF DIRECTORS

        For fiscal year 2003, the Board of Directors has fixed the number of directors at ten. The term of office of all our present directors of the Company will expire on the day of the 2003 Annual Meeting upon the election of their successors. The directors elected at the 2003 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

        Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of July 17, 2003, of approximately 9% of the Company’s Common Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.

Who are this year’s Nominees?

        Our present Board of Directors proposes for election the following ten nominees for director. Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of stockholders held on September 16, 2002.

PETER N. BUCKLEY (1), age 60, and a resident of London, England, currently serves as the Chairman of Caledonia Investments plc (a British investment trust company). He joined our board in 1997 in connection with our investment in Bristow Aviation Holdings Limited. Mr. Buckley also serves as a director of Kerzner International, Ltd., whose shares trade on the New York Stock Exchange, and as a director of Close Brothers Group plc. He has served as a member of our Executive Committee since 2000.

STEPHEN J. CANNON, age 49, and a resident of Southlake, Texas. He is currently the President of DynCorp. International LLC, a CSC Company, a technology company with annual revenues in excess of $600,000,000. From 1997 to 2000 he was Senior Vice President of DynCorp. Mr. Cannon has worked at DynCorp for 20 years and served in a variety of other capacities, including General Manager of its technical service subsidiary and Vice President of its aerospace technology subsidiary. He has served as a member of our Audit Committee since 2002.

JONATHAN H. CARTWRIGHT (1), age 49, and a resident of London, England, where he is the Finance Director of Caledonia Investments plc. He, too, joined our board in 1997 in conjunction with our investment in Bristow Aviation Holdings Limited. He has served as a member of our Audit Committee since 1997 and our Nominating Committee since 2002.

DAVID M. JOHNSON, age 65, and a resident of Houston, Texas. He joined our board in 1983. He is currently a private investor. He previously served as President and Chairman of the Board of Q Services, an oilfield service company with annual revenues over $200,000,000. Mr. Johnson also serves on the boards of Champion Technologies and Permian Mud Service, Inc., both private companies with annual revenues in excess of $600,000,000. He currently serves on our Compensation Committee.

KENNETH M. JONES, age 69, and a resident of Flat Rock, North Carolina. Mr. Jones was a founding director of Offshore Logistics, Inc. and served as President and Chief Operating Officer from 1969 until 1984. During this period he was a director of the Helicopter Association International and the American Helicopter Society. He retired from our Company in 1984 to manage an oil royalty investment trust, but he has served continuously as a director since 1969 to the present. In October 2001, Mr. Jones was elected as Chairman of the Board of our Company and is currently serving in that capacity. In addition, he serves on our Nominating and Executive Committees.

PIERRE H. JUNGELS, CBE, age 59, and a resident of Enborne, England. Dr. Jungels is currently serving a two year term as President of the Institute of Petroleum. From 1996 through 2001 he served as a director and Chief Executive Officer of Enterprise Oil plc, one of the largest independent European oil companies at the time. In 1996, Dr. Jungels served as the managing director of exploration and production at British Gas plc. From 1975 through 1995 he served in a variety of capacities at Petrofina S.A. and its predecessors, including serving as a director of FINA, Inc., as Managing Director and Chief Executive Officer of FINA, plc (U.K.) and Chief Executive Officer of FINA Angola. Mr. Jungels is also a director of Woodside Petroleum Ltd. and Imperial Tobacco Group plc, where he serves on the Compensation Committee. He has served on our Compensation Committee since 2002.

GEORGE M. SMALL, age 58, and a resident of Lafayette, Louisiana, and currently the President and Chief Executive Officer of our Company. Mr. Small joined our Company in 1977 and has served in a variety of capacities since that time, including Chief Financial Officer from 1986 to 1997, President from 1997 to the present, Chief Operating Officer from 1999 to May 2002, and Chief Executive Officer from May 2002 to the present. He has been a director since 1986 and currently serves on the Executive Committee.

KEN C. TAMBLYN, age 60, and a resident of Folsom, Louisiana. Mr. Tamblyn spent the first 20 years of his business career as a certified public accountant with Peat Marwick, a predecessor of KPMG. In 1986 he joined Tidewater, Inc. as Executive Vice President and Chief Financial Officer. He served in that capacity until his retirement in August 2000. Mr. Tamblyn has served on our Audit Committee since 2002.

ROBERT W. WALDRUP, age 58, and a resident of Kingwood, Texas who joined our board in 2001. Mr. Waldrup is one of the founders of Newfield Exploration Company where he served as the Vice President of Operations and as a director from 1992 until his retirement in 2001. Mr. Waldrup currently serves as the director of two privately held companies, Fiber Dynamics, Inc., a manufacturer of fiber optic sensors, and Marine Spill Response Corporation, which provides environmental clean up services. He has served on our Compensation Committee since 2001 and on our Nominating Committee since 2002.

HOWARD WOLF, age 68, and a resident of Austin, Texas. Mr. Wolf is a senior partner in the international law firm of Fulbright & Jaworski. Mr. Wolf joined our board in 1986 and served as Chairman thereof from 1986 to 1995. Mr. Wolf is also a director of Stewart & Stevenson, Inc., where he serves on the Compensation and Management Development Committees. Mr. Wolf currently serves on our Executive Committee.

_________________

(1)

Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited (“CIS”), were designated by CIS and elected to the Board of Directors of the Company in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with the Company’s acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of the Company’s Board of Directors and to replace any directors so nominated. On December 4, 2002, CIS transferred its rights and obligations under the Master Agreement to Caledonia Investments plc. For a further discussion of this transfer, see “Other Matters”.

III. COMMITTEES of the BOARD OF DIRECTORS

        During the fiscal year ended March 31, 2003, each non-employee member of the Board of Directors received $5,000 per quarter. Non-employee directors also received $1,000 for each meeting attended, including committee meetings. Pursuant to the 1991 Nonqualified Stock Option Plan for Non-employee Directors, on September 16, 2002 each Non-employee Director (as defined in the plan) received options to purchase 2,000 shares of the Company’s common stock, at an exercise price equal to its then fair market value. (1)

        Effective October 1, 2001, Mr. Jones no longer receives these quarterly and per meeting fees. Instead, his director’s fees are set at $12,000 per month. On February 11, 2002, he received options to purchase 50,000 shares of the Company common stock at an exercise price equal to the fair market value on the date of grant with an expiration date of February 11, 2012, and subsequently elected to forego the September 16, 2002 annual grant under the 1991 Plan.

        Effective April 1, 2003, the Company increased the amounts that it compensates its Non-employee Directors for their services. For the fiscal year ended March 31, 2004, each non-employee member of the Board of Directors (other than Mr. Jones) will receive $5,500 per quarter and $1,100 for each meeting attended, including committee meetings. Each committee chairman (other than Mr. Jones) will receive $2,500 (in lieu of the $1,100 per meeting fee) for each committee meeting chaired. The Board of Directors is increasing the fees paid to directors and committee chairmen based upon its review of a study conducted by the Company’s compensation consultant.

        The stockholders of the Company are being asked to vote at the Annual Meeting on a proposal to approve a new stock option plan for non-employee directors. If the new stock option plan is approved at the Annual Meeting, each Non-employee Director will receive, on the date of the Annual Meeting, and, subject to certain conditions, on the date of subsequent annual meetings of the Company, options to purchase 5,000 shares (versus 2,000 shares under the 1991 Plan) of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The terms of the 2003 Plan are based upon a study conducted by the Company’s compensation consultant.

    Mr. Wolf is a partner of the law firm of Fulbright & Jaworski, which provides legal services to the Company. During fiscal year 2003, the Company paid Fulbright & Jaworski $36,172, a portion of which related to Mr. Wolf’s services as a director of the Company and its non-majority owned entity, Bristow Aviation Holdings Limited. Mr. Buckley and Mr. Cartwright also serve as directors of Bristow Aviation Holdings Limited, and during fiscal year 2003 CIS was paid £17,652 and £11,788, respectively, for their services.

        The Board of Directors held nine meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

        Our Board of Directors has the following committees:

Name of Committee and Members	Function of Committee	Number of Meetings in Fiscal 2003
EXECUTIVE Peter N. Buckley Kenneth M. Jones George M. Small HowardWolf	o Authorized to act on behalf of the full Board on broad range of issues	0
AUDIT (2) Stephen J. Cannon Jonathan H. Cartwright Ken C. Tamblyn	o Makes recommendations regarding selection and discharge of independent auditors o Oversees auditing and related professional services o Reviews audit results with auditors o Reviews management control procedures with auditors	5
COMPENSATION David M. Johnson Pierre H. Jungels, CBE Robert W. Waldrup	o Recommends compensation arrangements for management and directors o Administers stock incentive plans o Grants options or other benefits under the 1994 Plan	6
NOMINATING (3) Jonathan H. Cartwright Kenneth M. Jones Robert W. Waldrup	o Recommends nominees for director	1

FN (1)	The 1991 Nonqualified Stock Option Plan for Non-employee Directors, as amended (the “1991 Plan”) provides for the granting to directors who are not employees of the Company (the “Non-employee Directors”) of nonqualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 123,500 shares of Common Stock have been reserved at March 31, 2003 for issuance upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company’s capital stock.

As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Non-employee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company’s Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Non-employee Director (except for the Chairman as discussed above) who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Non-employee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of the grant. The 1991 Plan terminates on, and no options shall be issued after, the date of the Annual Meeting of stockholders in 2003 and any options outstanding on that date will remain outstanding until they have either expired or been exercised.

Please see the section of this proxy statement entitled “Items of Business To Be Acted Upon at the Meeting – Item 2. Proposal to Approve the 2003 Nonqualified Stock Option Plan for Non-employee Directors” for a discussion of the provisions of the new plan for Non-employee Directors.

FN (2)	All current members of the Audit Committee are independent as defined in the NYSE rules.

FN (3)	The Company’s By-laws provide that any stockholder wishing to nominate a candidate for director at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year’s Annual Meeting and must contain certain specified information concerning the person to be nominated, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company.

IV. SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

        The following table shows as of July 17, 2003, certain information with respect to beneficial ownership of the Company’s Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the Company.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Title of Class	Percent of Class (1)
Caledonia Investments plc Cayzer House, 30 Buckingham Gate London, England SW1 E6NN	1,752,754(2)	Common	7.8%

Neuberger Berman, Inc. 605 Third Avenue New York, NY 10158-3698	1,533,884(3)	Common	6.8%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,536,245(4)	Common	6.8%

Systematic Financial Management LP Glenpointe East, 7th Floor 300 Frank W Burr Boulevard Teaneck, NJ 07666	1,168,353(5)	Common	5.2%

FMR Corp. 82 Devonshire Street Boston, MA 02109	2,240,288(6)	Common	10.0%

(1)	Percentage of the Common Stock of the Company outstanding as of July 17, 2003.

(2)

According to a Schedule 13D/A filed on December 17, 2002 by (i) Caledonia Investments plc (“Caledonia”) as the direct beneficial owner of 1,752,754 of such shares of Common Stock; and (ii) The Cayzer Trust Company Limited (“Cayzer Trust”) as an indirect beneficial owner given its direct holdings of the securities of Caledonia. The foregoing shares of Common Stock include 452,754 shares of Common Stock that may be acquired upon conversion of $10,350,000 of the Company’s 6% Convertible Subordinated Notes due 2003 at an assumed conversion price of $22.86 per share (“6% Notes”). Caledonia and Cayzer Trust have shared voting and dispositive power over the 1,752,754 shares of Common Stock. As described in the Form 8-K filed with the Securities and Exchange Commission on June 25, 2003, the 6% Notes have been called and will be redeemed on July 29, 2003 with a portion of the proceeds from the Company’s recent sale of $230.0 million principal amount of 6 1/8% Senior Notes due 2013. Assuming no conversion of the 6% Notes by Caledonia prior to the July 29, 2003 redemption date, the percentage of Common Stock of the Company beneficially owned by Caledonia will then decline to 5.8% (1,300,000 shares), assuming no other changes in Caledonia’s ownership of the Company’s securities.

(3)

According to a Schedule 13G/A filed on February 12, 2003 with the Securities and Exchange Commission, Neuberger Berman, Inc. has sole voting power with respect to 1,600 of such shares of Common Stock shared voting power with respect to 934,040 shares of Common Stock, shared dispositive power with respect to 1,533,884 of such shares of Common Stock, and beneficially owns 1,533,884 of such shares of Common Stock.

(4)

According to a Schedule 13G/A filed on February 3, 2003 with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. has sole voting and dispositive power with respect to and beneficially owns 1,536,245 of such shares of Common Stock.

(5)

According to a Schedule 13G filed on February 13, 2003 with the Securities and Exchange Commission, Systematic Financial Management LP has sole voting power with respect to 1,062,508 of such shares of Common Stock and sole dispositive power with respect to and beneficially owns 1,168,353 of such shares of Common Stock.

(6)

According to Schedule 13G/A filed on February 14, 2003 with the Securities and Exchange Commission, FMR Corp. has sole voting power with respect to 791,282 of such shares of Common Stock, sole dispositive power with respect to 2,240,288 of such shares of Common Stock, and beneficially owns 2,240,288 of such shares of Common Stock.

Holdings of Directors, Nominees and Executive Officers

        The following table shows as of July 17, 2003, certain information with respect to beneficial ownership of the Company’s Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 9 of this proxy statement, and (iii) all of the Company’s directors and executive officers as a group:

Name of Beneficial Owner	Amount Beneficially Owned (1)	Title of Class	Percent of Class (2)
Peter N. Buckley	1,764,754 (3)	Common	7.8%
Stephen J. Cannon	2,000	Common	*
Jonathan H. Cartwright	1,764,754 (3)	Common	7.8%
Keith Chanter	30,000	Common	*
Bill Donaldson	30,000	Common	*
David M. Johnson	40,000	Common	*
Kenneth M. Jones	72,600	Common	*
Pierre H. Jungels	2,000	Common	*
Drury A. Milke	64,387	Common	*
Neill Osborne	10,370	Common	*
George M. Small	93,179	Common	*
Ken C. Tamblyn	3,000	Common	*
Robert W. Waldrup	19,000	Common	*
Howard Wolf	16,490	Common	*
All Directors and Executive Officers as a Group (22 persons) (3) (4)	2,378,335	Common	10.6%

* Less than 1%.

(1)

Based on information as of July 17, 2003, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after July 17, 2003, the number of shares of Common Stock indicated after such director’s or executive officer’s name: Peter N. Buckley – 12,000 shares; Stephen J. Cannon – 2,000 shares; Jonathan H. Cartwright – 12,000 shares; Keith Chanter – 30,000 shares; Bill Donaldson – 30,000 shares; David M. Johnson – 28,000 shares; Kenneth M. Jones – 70,000 shares; Pierre H. Jungels – 2,000 shares; Drury A. Milke – 55,000 shares; Neill Osborne – 10,000 shares; George M. Small –75,000 shares; Ken C. Tamblyn – 2,000 shares; Howard Wolf – 14,000 shares and Robert W. Waldrup – 4,000 shares and the following number of shares of Common Stock which were vested at June 30, 2003, under the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”), based on the 401(k) Plan statement dated June 30, 2003: Drury A. Milke – 6,972 shares, Neill Osborne – 370 shares and George M. Small – 11,341 shares. Shares held in the 40l(k) Plan are voted by the trustee.

(2)	Percentages of the Common Stock of the Company outstanding as of July 17, 2003.

(3)

Because of the relationship of Messrs. Buckley and Cartwright to Caledonia, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the securities of the Company owned by Caledonia (see “Holdings of Principal Stockholders”). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of securities of the Company owned by Caledonia. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by Caledonia. As noted in note (2) of the section entitled “Security Ownership of Certain Beneficial Owners and Management,” the number of shares beneficially owned by Caledonia, and thus, attributed to Messrs. Buckley and Cartwright, will decrease upon the redemption of the 6% Notes.

(4)	Including 533,500 shares, which may be acquired within 60 days of July 17, 2003 upon exercise of options.

V.	EXECUTIVE COMPENSATION

        The following table sets forth the aggregate cash and non-cash compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years ended March 31, 2003 to the Chief Executive Officer of the Company and its four other most highly compensated executive officers who were serving as such on March 31, 2003:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards (3)
Name & Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($) (4)
George M. Small (5)	2003	$272,500	$123,063	$ 0	$ 0	33,000	$15,891
President and	2002	$250,000	$125,000	$ 0	$ 0	25,000	$17,700
Chief Executive Officer	2001	$250,000	$300,000	$ 0	$ 0	20,000	$17,700
Drury A. Milke (5)	2003	$222,167	$100,688	$ 0	$ 0	24,000	$15,907
President,	2002	$195,833	$100,000	$ 0	$ 0	20,000	$17,748
Air Logistics LLC	2001	$175,000	$175,000	$ 0	$ 0	15,000	$17,898
Keith Chanter (5)	2003	$257,211	$111,696	$ 0	$ 0	15,000	$41,154
Managing Director,	2002	$229,111	$113,363	$ 0	$ 0	15,000	$36,658
Bristow Helicopters Ltd.	2001	$221,773	$221,733	$ 0	$ 0	15,000	$35,477
Bill Donaldson	2003	$178,000	$101,905	$ 0	$ 0	10,000	$7,097
President, Grasso Production	2002	$171,200	$ 85,600	$ 0	$ 0	10,000	$6,983
Management, Inc.	2001	$161,200	$161,200	$ 0	$ 0	25,000	$7,023
Neill Osborne	2003	$180,833	$ 58,050	$ 0	$ 0	18,000	$14,529
Vice President, Group	2002	$188,333	$ 94,166	$ 0	$ 0	10,000	$15,070
Safety and Training	2001	$180,000	$180,000	$ 0	$ 0	15,000	$15,070

_________________

(1)

Cash bonuses are listed in the fiscal year earned but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the “1994 Plan”), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the “Restricted Stock Award(s)” column, although the restricted stock awards were not made until the following year.

(2)

The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 2003, 2002 and 2001.

(3)

The Company awarded no restricted stock to these individuals for the 2003, 2002 and 2001 fiscal years. All options granted to the named executive officers in fiscal 2003, 2002 and 2001 were awarded pursuant to the 1994 Plan.

(4)

The stated amounts for Messrs. Small, Milke and Osborne consist of the Company’s contributions made pursuant to the Company’s Employee Savings and Retirement Plan (the “401(k) Plan”), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees. During the fiscal year ended 2003, the expense to the Company for the life insurance premiums were $3,891; $3,907 and $2,529 for Messrs. Small, Milke and Osborne, respectively, and the Company’s contributions to the 401(k) Plan were $12,000; $12,000 and $12,000 for Messrs. Small, Milke and Osborne, respectively. The stated amount for Mr. Donaldson consists of the Company’s contributions made pursuant to the 401(k) Plan, all of which are 100% vested. The stated amount for Mr. Chanter consists of the Company’s contributions made pursuant to the Company’s defined contribution retirement plan.

(5)	See “Employment, Severance and Change-of-Control Agreements”.

Option/SAR Grants in Last Fiscal Year

        The following table shows, as to the named executive officers, information about option/SAR grants during the 2003 fiscal year:

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (2)
George M. Small	33,000	14.0%	$ 18.00	9/23/2012	$293,015
Drury A. Milke	24,000	10.2%	$ 18.00	9/23/2012	$213,102
Keith Chanter	15,000	6.3%	$ 18.00	9/23/2012	$133,189
Bill Donaldson	10,000	4.2%	$ 18.00	2/12/2013	$ 88,324
Neill Osborne	18,000	7.6%	$ 18.00	9/23/2012	$159,827

_________________

(1)

These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Company’s Common Stock on the effective date of such purchase over the exercise price per share. These options will vest in annual installments of one-third each beginning on the first anniversary of the grant date. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to the Company unrestricted Common Stock already owned by the optionee or by the Company withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the “Committee”). Options under the 1994 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a “Replacement Option”). Replacement Options are exercisable at a price equal to the fair market value of the Common Stock of the Company as of the date of the grant of the Replacement Option. The options granted under the 1994 Plan also provide for certain “cashout” rights following a Change In Control (as defined in the 1994 Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have the Company withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to the Company previously owned shares of Common Stock.

(2)

The present value for these options was estimated at the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used to obtain the grant-date present value for the options granted September 23, 2002: expected volatility of 54.28%, risk-free interest rate of 2.76%, no dividend yields and an expected life of approximately 5 years, based on weighted average historical lives. The following assumptions were used to obtain the grant date present value for the options granted February 12, 2003: expected volatility of 53.59%, risk-free interest rate of 2.92%, no dividend yields and an expected life of approximately 5 years, based on weighted average historical lives.

Aggregated Option/SAR Exercises in Last Fiscal Year
and
Fiscal Year End Option/SAR Values

        The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 2003 and the values of unexercised options as of March 31, 2003:

			Number of Securities Underlying Unexercised Options/SARs at FY End		Value of Unexercised In-the-Money Options/SARs at FY End (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
George M. Small	-	$ -	75,000	33,000	$ 112,200	$ 1,650
Drury A. Milke	-	$ -	55,000	24,000	$ 84,150	$ 1,200
Keith Chanter	-	$ -	30,000	15,000	$ 84,150	$ 750
Bill Donaldson	-	$ -	30,000	10,000	$ --	$ 500
Neill Osborne	-	$ -	10,000	18,000	$ --	$ 900

_________________

(1)

The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 2003, over the aggregate exercise price of the options.

Employment, Severance and Change-of-Control Arrangements

        The Company has entered into change of control agreements (the “Change of Control Agreements”) with certain executive officers. The Change of Control Agreements for each executive officer provide for continued employment for a three year period following a Change of Control, as defined (the “Employment Term”). Should the officer’s employment be terminated during the Employment Term for any reason other than death, disability or “Cause”, as defined, or should the officer terminate his employment for “Good Reason”, as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of the officer’s Annual Base Salary, as defined, and Highest Annual Bonus, as defined. Also, the officer will be entitled to continued welfare benefits under various Company or Bristow, as applicable, plans and programs for a minimum of thirty-six months following the “Date of Termination”, as defined, as well as outplacement services and other benefits. In addition, those officers who are parties to the Executive Welfare Benefit Agreements dated March 31, 1986 will, in the event of such termination, be treated as having been terminated without cause as of the Date of Termination, and the insurance policies provided under such Executive Welfare Benefit Agreements will be immediately transferred to the officer, the officer will be credited with three additional years of service for purposes of the vesting of such policies, and the Company will continue to pay the premiums on such policies for three years after such officer’s Date of Termination. In the event that any payments by the Company to or for the benefit of the officer (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”), then the officer will be entitled to an additional payment (“Gross-Up Payment”) in an amount such that, after payment by such officer of all taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreements also provide that no award granted under the 1994 Plan or pursuant to any other plan or arrangements maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.

        Under the terms of the 1994 Plan, if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the 1994 Plan determines otherwise at the time of the award the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.

        Mr. Chanter entered into an employment agreement with Bristow Helicopter Group Limited on September 26, 1997 (the “1997 Agreement”). The 1997 Agreement terminates upon the earlier of six months notice by Mr. Chanter, 12 months notice by Bristow, or Mr. Chanter attaining 60 years of age. The 1997 Agreement contains confidentiality and non-competition covenants. The 1997 Agreement was amended by a letter agreement dated June 10, 1999 in conjunction with Mr. Chanter’s appointment as Chief Executive and Managing Director of Bristow. This letter agreement increased his salary to £150,000 per year, subject to annual review. In all other respects, the terms of the 1997 Agreement continue to govern the relationship between Mr. Chanter and Bristow.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation plans approved by security holders(1)	904,800	$17.39	906,002
Equity Compensation plans not approved by security holders	N/A	N/A	N/A
Total	904,800	$17.39	906,002

(1)

These figures include options outstanding under both the 1991 Plan and the 1994 Plan. The amounts for the 1991 Plan alone are: column (a) 96,000, column (b) $15.63, column (c) 27,500. The amounts for the 1994 Plan alone are: column (a) 808,800, column (b) $17.60, column (c) 878,502.

VI. COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

Introduction

        This Compensation Committee report summarizes the major responsibilities of the Committee, the compensation philosophy which underlies specific decisions regarding compensation, each component of the program, and the basis on which the compensation for the CEO, corporate officers, and subsidiary presidents, and other key employees was determined for the fiscal year ended March 31, 2003.

        During the fiscal year ended March 31, 2003, each member of the Committee satisfied the independence requirements of the New York Stock Exchange. Each member of the Committee also met the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986 (as amended). The Committee was comprised of Mr. Robert Waldrup (Chairman), Mr. Pierre Jungels, and Mr. David Johnson.

        The Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for evaluating and approving director and officer compensation. The Committee develops and recommends executive compensation programs, policies and programs to the Board for approval.

        The Committee met six times during fiscal year 2003 and undertook a comprehensive review and evaluation of the total compensation program for corporate officers, subsidiary presidents, and other key employees. This study, which was completed with the assistance of outside consultants retained by the Committee, evaluated the overall pay philosophy of the company, the market competitiveness of key employee and director compensation, the design and structure of the annual and longer-term incentive plans, and the Committee’s level of compliance with compensation and governance provisions of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and New York Stock Exchange proposed governance standards.

        Annually the Committee evaluates the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar oilfield services companies. The primary market comparisons include a peer company group of companies similar in size and industry segment, and the broad oilfield services industry, adjusted for size and job responsibilities. The peer group includes substantially all the companies used in the Relative Market Performance graph presented elsewhere in this Proxy Statement and is representative of the market in which the Company competes for executive talent. These data sources provide a consistent and stable market reference from year to year.

Compensation Philosophy

        The overall mission of the Offshore Logistics, Inc. is to enhance long-term shareholder value by being the best oilfield services company providing aviation transportation and related services. Specifically the Company strives to have:

         o the highest level of customer satisfaction

         o the highest emphasis on safety

         o profitable operations, and

         o growth within defined markets

        The executive compensation program for executives is designed to support and reinforce the mission of the Company and lead to the consistent enhancement of shareholder value.

        The program targets total compensation that is consistent with the market median when individual and organizational performance objectives are achieved and provides the opportunity to earn above average compensation when performance exceeds expectations. To achieve this objective the program has a significant “at-risk” component in the form of variable annual and long-term incentives. The program also seeks to balance “fixed” (salary and benefits) and “variable” (annual and long-term incentives).

        Variable incentives, both annual and longer-term, are important components of the program and are used to align actual pay levels with performance results. Long-term incentives are designed to create a strong emphasis on enhancing total shareholder value over the longer-term and align the interests of management with those of shareholders through share ownership. Annual incentives reward participants based on corporate, business unit and individual results. When annual and long-term results are above average, total compensation will be above average.

        Section 162(m) of the Internal Revenue Code of 1986 (as amended) currently imposes a $1 million dollar limitation on the deductibility of certain compensation paid to each of the Company’s five highest paid executives. Excluded from the limitation is compensation that is “performance based”. For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective performance standards. In general, the Company believes that the longer-term stock option awards offered to executives qualify for exclusion from the $1 million limitation. Compensation relating to annual incentive compensation will not qualify for exclusion given the discretion that is provided to the Committee under plan. Additionally, it is not likely that compensation of any of the Company’s executive officers will exceed the $1 million level during the next fiscal year. While the Committee will continue to take into account the potential application of Section 162(m), the Committee believes that the exercise of its discretion in the evaluation of the performance of Company management is an important and prudent part of its responsibilities.

Program Components

Base Salary

        The base salary program targets the median of comparable industry competitors. The performance of each executive is reviewed annually. Salary adjustments are based on the individual’s experience and background, their individual performance during the year, the general movement of salaries in the marketplace, and the Company’s financial position. Due to these factors, an executive’s base salary may be above or below the market median at any point in time. The base salaries of the corporate officers and key executives are generally consistent with the market median.

Annual Incentive Compensation

        The Committee administers the Executive Bonus Plan for key corporate and subsidiary officers. For fiscal year 2003, incentive awards were determined based on corporate performance and individual contributions.

        For fiscal year 2004, participants will be rewarded based on corporate, subsidiary and individual performance. Corporate and subsidiary performance measures will use pre-determined financial performance goals to determine the incentive award for each factor. An individual award component will be based on the performance evaluation or other individual objectives for each executive.

Long-Term Incentives

        The goal of the Company’s long-term incentive program is to directly link a significant portion of the executive’s compensation to the enhancement of shareholder value over the longer-term.

        The Company generally makes stock option awards on an annual basis, with corporate and subsidiary officers and key managers eligible for such awards. Option awards are made at fair market value, have a term of 10 years, and vest over three years.

        In the future, the Company will combine options with performance restricted stock unit awards, which will further align shareholder and executive interests and tie the level of long-term incentive reward to the total return to shareholders.

Compensation of the Chief Executive Officer

        George M. Small has served as Chief Executive Officer since May 2002. Previously he served as Chief Operating Officer and Chief Financial Officer and has been employed by Offshore Logistics, Inc. since 1977. In his capacity as CEO Mr. Small is responsible to work with the Board to develop and execute the Company’s strategic business plan and oversee day-to-day operations of the Company. Mr. Small’s performance is evaluated annually by the Chairman of the Board and the Committee.

        At the time of his promotion to CEO Mr. Small’s base salary was established at $275,000, and he had an annual incentive compensation opportunity of 100% of base salary. For the fiscal year ending March 31, 2003, Mr. Small received an incentive award of $123,063, which is approximately 46% of Mr. Small’s base salary for the year. Fifty percent of the potential award was based on the Earnings Per Share performance results of the Company and fifty percent on the formal appraisal of his performance in leading the organization. During the fiscal year Mr. Small also received an award of 33,000 non-qualified stock options, whose option price was the “fair market value” on the date of grant. The annual incentive compensation and stock option awards provide a significant “at-risk” component to Mr. Small’s total compensation opportunity and creates a strong “pay-performance” linkage.

Compensation Committee

Robert Waldrup, Chairman
David M. Johnson
Pierre H. Jungels, CBE

VII. AUDIT COMMITTEE REPORT

        The Audit Committee’s principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company’s accounting and internal control systems and principal accounting policies, to recommend to the Company’s Board of Directors, based on its discussions with the Company’s management and independent auditors, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the three members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix B to the 2002 Proxy Statement, and has not been subsequently amended.

        In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2003, the Audit Committee has:

         o reviewed and discussed the audited financial statements with management;

         o discussed with the Company's independent auditors, KPMG LLP, the matters required to be discussed by Statements on Auditing Standards No. 61; and

         o received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence.

         o considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements and the review of the Company’s interim financial statements is compatible with maintaining the independence of KPMG LLP.

        Based on the review and discussions with the Company’s management and independent auditors, as set forth above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as filed with the SEC.

Audit Committee

Jonathan Cartwright, Chairman
Stephen J. Cannon
Ken C. Tamblyn

VIII. RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        KPMG LLP (“KPMG”) conducted the examination of the Company’s financial statements for the fiscal year ended March 31, 2003. During fiscal 2003, KPMG, billed the Company the following aggregate fees for the following services rendered:

Audit Fees	$435,000.00
Financial Information System Design &Implementation Fees	$ --
All Other Fees	$131,538.00

        Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        Arthur Andersen, LLP (“Andersen”) conducted the examination of the Company’s financial statements for the fiscal year ended March 31, 2002. On July 10, 2002, the Company informed Andersen that it would no longer be engaged as the Company’s independent public accountants. Effective on July 22, 2002, the Company engaged KPMG LLP to serve as the Company’s independent public accountants for fiscal year 2003.

        The decision to change accountants was approved by the Company’s Board of Directors upon the recommendation of the Audit Committee.

        Andersen’s reports on the Company’s consolidated financial statements for the fiscal years ended March 31, 2002 and 2001, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company’s two most recent fiscal years, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s financial statements for such years; and there were no reportable events, as listed in Item 304 (a)(1)(v) of Regulation S-K.

        During the Company’s two most recent fiscal years, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S-K.

IX. STOCK PERFORMANCE GRAPH

        The following performance graph compares the yearly cumulative return on the Company’s Common Stock to the NASDAQ Stock Market (U.S. Companies) Index and a peer group index of companies selected by the Company, over a five fiscal year period ending on March 31, 2003. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark Offshore, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company’s Common Stock and each index to have been $100 at March 31, 1998.

Comparison of Cumulative Stockholder Return 1998 – 2003

Offshore Logistics, Inc.

	Cumulative Total Return
	3/98	3/99	3/00	3/01	3/02	3/03
Offshore Logistics, Inc.	100.00	58.49	69.81	124.85	108.43	90.82
NASDAQ Stock Market (U.S.)	100.00	135.08	250.99	100.60	101.32	74.37
Peer Group	100.00	56.11	68.16	80.06	78.43	53.86

X. OTHER MATTERS

        On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited (“Bristow”), an English corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial & Services Limited (“CIS”), and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owners of 1,752,754 shares of the Company’s Common Stock (see “Security Ownership of Certain Beneficial Owners and Management”). The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination to the Company’s Board of Directors and to replace any directors so nominated. Pursuant to the Master Agreement, CIS designated Peter N. Buckley and Jonathan H. Cartwright for nomination to the Company’s Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman of the Board of Directors and Mr. Cartwright is the Financial Director of Caledonia Investments, plc (“Caledonia”), which was then the holder of all the outstanding stock of CIS. On December 4, 2002, CIS: (i) sold Caledonia all its holdings of the Company’s Common Stock and the 6% Notes, and (ii) transferred to Caledonia all of its rights and obligations under the Master Agreement and related documents.

        The 1996 transaction also included certain executory obligations of the parties that remain in effect between the Company and Caledonia and its affiliates and certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to the Company’s Board of Directors and are, in the view of the Company, fair and reasonable to the Company.

        In connection with the Bristow transaction, Caledonia and the Company also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, the Company has the right to buy all the Bristow shares held by Caledonia, who, in turn, has the right to sell such shares to the Company. Under the current United Kingdom law, the Company would be required, in order for Bristow to retain its operating license, to find a qualified European investor to own any Bristow shares it has the right to acquire under the Put/Call Agreement. Any put or call of the Bristow shares will be subject to the approval of the Civil Aviation Authority.

        From December 19, 1996 until June 19, 2003, Caledonia was entitled to receive management fees from Bristow ranging from £500,000 to £900,000.

        In connection with the Bristow transaction, the Company acquired £91.0 million (approximately $144.0 million) in principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow. Bristow had the right and elected to defer payment of interest on the loan stock until January 31, 2002. Any deferred interest also accrues interest at an annual rate of 13.5%. With the Company’s agreement, no interest payments have been made through March 31, 2003.

        In January 1998, the Company loaned £50.0 million (approximately $84.0 million) to Bristow to refinance certain of its indebtedness. The loan matures on January 15, 2008 and bears interest at an annual rate of 8.335%. In December 2002, Bristow advanced to the Company $10.0 million under a demand note that bears interest at an annual rate of 8.335%.

        During fiscal 2001, 2002 and 2003, we leased approximately 15, 23 and 23 aircraft, respectively, to Bristow and received total lease payments of approximately $12.8 million, $17.1 million and $18.0 million, respectively. During fiscal 2001, 2002 and 2003, Bristow leased approximately five, six and six aircraft, respectively, to us and we paid total lease payments of $1.0 million, $3.5 million and $4.6 million, respectively.

        The foregoing transactions with Bristow are eliminated for financial reporting purposes in consolidation.

        Howard Wolf, a director of the Company, was until his resignation on January 22, 2001, the non-executive Chairman and a director of Tuskar Resources Plc (“Tuskar”), an Irish independent oil and gas exploration and development company. In January, 2001, a creditor of Tuskar applied to the High Court of Ireland for the winding up of Tuskar and on February 28, 2001, the High Court appointed a liquidator in the winding up of Tuskar. At the time the liquidator was appointed, Tuskar was a subsidiary of Allied Energy Limited (“Allied”), which owned approximately 50% of its issued share capital. At the time the liquidator was appointed, Allied was controlled by Camac International Limited (“Camac”), a closely held company in which Mr. Wolf beneficially owned approximately 10% of the outstanding common stock, in addition to his holding of less than 1% of the common stock of Tuskar. Mr. Wolf was also a director of Camac and Allied. The Company is a creditor of Tuskar in respect of helicopter services provided by a subsidiary of the Company in the ordinary course of business on an arms-length basis, at prices, and on terms, comparable to services provided to other customers.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company’s directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the Securities and Exchange Commission and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or 5. Copies of all such reports are required to be furnished to the Company. To the knowledge of the Company, based solely on a review of the copies of Section 16(a) reports furnished to the Company for the fiscal year ended March 31, 2003, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 2003 except that one Form 4 was filed late by Ken C. Tamblyn with respect to the shares of common stock purchased by him.

Items of Business To Be Acted Upon at the Meeting

Item 1. ELECTION OF DIRECTORS

The Board of Directors recommends that you vote for each of the following nominees:

o Peter N. Buckley
o Stephen J. Cannon
o Jonathan H. Cartwright
o David M. Johnson
o Kenneth M. Jones
o Pierre H. Jungels, CBE
o George M. Small
o Ken C. Tamblyn
o Robert W. Waldrup
o Howard Wolf

Biographical information about these nominees can be found on pages 3 and 4 of this proxy statement.

Item 2. PROPOSAL TO APPROVE THE 2003 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Summary

        At the Annual Meeting, the Company will ask the stockholders to approve the Offshore Logistics, Inc. 2003 Nonqualified Stock Option Plan for Non-employee Directors (the “2003 Plan”). The Board of Directors has determined that the 2003 Plan is desirable for the Company at this time inasmuch as the current stock option plan for non-employee directors will expire following the Annual Meeting, and the Board of Directors feels it is important to continue to provide equity-based compensation to the directors through the use of stock options.

General

        The purpose of the 2003 Plan is to strengthen the ability of the Company to attract and retain the services of directors whose training, experience and ability are of value to the Company, to attract new directors who are expected to render valuable services to the Company, and to promote and stimulate the active interest of all such persons in the development and financial success of the Company. In furtherance of this purpose, the 2003 Plan authorizes the granting to directors who are not otherwise employees of the Company (the “Non-employee Directors”) of nonstatutory options to purchase Common Stock (the “Options”). The Options are not intended to be incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”). Such benefits are to be received in addition to, and not in lieu of, the annual cash director fees customarily paid by the Company.

Plan Provisions

        The principal features of the 2003 Plan are summarized below. This summary is qualified by reference to the full text of the 2003 Plan that is annexed as Appendix A to this Proxy Statement.

        The 2003 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The only persons eligible to participate under the 2003 Plan are those persons who become non-employee members of the Board of Directors of the Company at any time prior to the termination of the 2003 Plan. The Company currently has nine Non-employee Directors, and nine of the ten nominees for election to the Board of Directors at the Annual Meeting would qualify as Non-employee Directors if elected.

        A total of 250,000 shares of Common Stock has been reserved for issuance upon exercise of the Options. The number of shares authorized for issuance under the 2003 Plan and the number of shares subject to, and the exercise prices of, outstanding options are subject to adjustment in the event of stock splits, stock dividends, and similar changes in the Company’s capitalization. Any shares reserved for issuance under the 2003 Plan that remain unsold and which are not subject to outstanding Options at the termination of the 2003 Plan will cease to be reserved for this purpose. Should any Option expire, terminate or be canceled prior to its exercise in full, the shares previously reserved for issuance upon the exercise of such Option may again be subjected to an Option under the 2003 Plan.

        Assuming the 2003 Plan is approved by the stockholders at this year’s Annual Meeting, as of the date of this year’s Annual Meeting of the Company’s stockholders, and as of the date of the Company’s Annual Meeting of Stockholders in each year thereafter that the 2003 Plan is in effect, each Non-employee Director who is elected or reelected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an Option to purchase 5,000 shares of Common Stock. However, no such Options may be granted to any Non-employee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

        The option price per share (the “Option Exercise Price”) for each Option granted under the 2003 Plan is the fair market value (as defined in the 2003 Plan) of the Common Stock of the Company on the date of grant of such option. As of July 17, 2003, the market price per share of the Common Stock underlying these Options was $21.95.

        Options are not exercisable until six months after the date of grant and expire no later than ten years from the grant date. The Option Exercise Price of the shares of Common Stock issuable upon the exercise of Options (the “Option Shares”) may be paid in cash, or, at the option of the holder of the Options, by delivery of already-owned shares of Common Stock of the Company having a fair market value equal to the Option Exercise Price, or by delivery of a combination of the above. In addition, in the discretion of the Committee, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price.

        Options are not assignable or otherwise transferable, except by will or by the laws of descent and distribution. Options may be exercised solely by the optionee during his lifetime or after his death by the personal representative of his estate or the persons entitled thereto under his will or under the laws of descent and distribution.

        Except as set forth below, Options held by a person who ceases to be a director or who becomes an employee of the Company or any of its subsidiaries shall be exercisable for three months after the date such person ceases to be a director or becomes an employee of the Company or any of its subsidiaries. If the holder of an Option ceases to be a director by reason of retirement or disability, the holder may exercise such Option for one year after the date he ceases to be a director. If the holder of an Option dies, such Options may be exercised by a legatee or legatees of the holder under his last will, or by his personal representative or distributees, for a period of one year following his death. If a director is removed for cause, Options held by the director are not exercisable after such removal.

        Assuming the 2003 Plan is approved by the stockholders at this year’s Annual Meeting, the 2003 Plan will terminate, and no Options may be issued, after the date of the Annual Meeting of stockholders in 2012, and any Options outstanding on such date will remain outstanding until they have either expired or been exercised. The Board of Directors may amend the 2003 Plan as it shall deem advisable, except that it may not, without further approval of the stockholders of the Company, increase the aggregate number of shares subject to the 2003 Plan, materially increase the benefits accruing to participants in the 2003 Plan, extend the term of the 2003 Plan, or change the class of individuals eligible to receive Options under the 2003 Plan. The Board of Directors may terminate the 2003 Plan at any time. Termination of the 2003 Plan will not affect the rights of the optionees or their successors under any Options outstanding and not exercised in full on the date of termination.

Federal Income Tax Consequences

        Options granted under the 2003 Plan will be nonqualified options within the meaning of the Code. The Company is advised that the federal income tax consequences of the grant and exercise of options under the 2003 Plan and any subsequent sale of shares so purchased will be as follows: Upon the grant of an Option, no income will be realized by the optionee. Upon the exercise of an Option, an optionee will recognize ordinary income at the time of the exercise equal to the excess of the then fair market value of the Option Shares received over the Option Exercise Price. The Company will be entitled to a corresponding tax deduction in the amount of such ordinary income in the taxable year of the Company determined in accordance with Section 83(h) of the Code and applicable Treasury regulations.

        Because the optionees will be directors who are not employees of the Company, there will be no withholding with respect to the exercise of Options (although the optionees may be subject to income taxes and the self-employment tax on self-employed persons generally will apply thereto).

        When the Option Shares received upon the exercise of an Option subsequently are disposed of in a taxable transaction, the Optionee generally will recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the optionees basis in the Option Shares, which will be taxable at the tax rates that are applicable on the date of the subsequent disposal of the Option Shares. There are no tax consequences to the Company upon the subsequent disposition of the Option Shares by an optionee. The optionee’s basis in the Option Shares received as a result of the exercise of an Option will be equal to the sum of the Option Exercise Price and the income recognized upon the exercise of the Option.

New Plan Benefits Table

        The following table shows, to the extent determinable, the benefits or amounts that will be received by or allocated to the listed individuals for the fiscal year ended March 31, 2004 under the 2003 Plan, if the 2003 Plan is approved by our shareholders.

NEW PLAN BENEFITS
2003 Nonqualified Stock Option Plan for Non-employee Directors
Name and Position	Dollar Value ($) (1)	Number of Common Shares Underlying Options
George Small	n/a	- 0 -
Drury A. Milke	n/a	- 0 -
Keith Chanter	n/a	- 0 -
Bill Donaldson	n/a	- 0 -
Neill Osborne	n/a	- 0 -
Executive Group	n/a	- 0 -
Non-Executive Director Group	n/a	250,000
Non-Executive Officer Employee Group	n/a	- 0 -

(1)

The dollar value of the options will be measured by the difference between the price of our Common Stock and the exercise price on the date the options are exercised. The exercise price of such options will be equal to the fair market value of our Common Stock on the date of grant. The dollar value of the options is not determinable as of the date of this Proxy Statement since the price of our Common Stock on the grant date and the exercise date is unknown.

Approval

        The present non-employee directors have an interest in the approval of the 2003 Plan since they will receive grants of Options thereunder, subject to such stockholder approval. However, the Board of Directors believes that it is important to the continued success of the Company to retain the services of its current continuing Non-employee Directors and to attract new directors who may render valuable services to the Company. Therefore, the Board of Directors believes that it is in the best interest of the Company and its stockholders to approve the 2003 Plan. The Board of Directors further believes that the 2003 Plan and the grant of the Options benefit the Company and its stockholders by fostering an identity of interest with the Company’s stockholders. No Non-employee Director has indicated any intention to resign in the event that the 2003 Plan is not approved.

        Directors of the Company having beneficial ownership derived from presently existing voting power, as of July 17, 2003, of approximately 9% of the Company’s Common Stock have indicated that they intend to vote in favor of approval of the 2003 Plan.

        UNDER DELAWARE LAW AND THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK, PRESENT OR REPRESENTED AT THE ANNUAL MEETING IS REQUIRED FOR THE APPROVAL OF THE PROPOSED 2003 PLAN. FOR THE 2003 PLAN TO BE APPROVED UNDER THE RULES OF THE NEW YORK STOCK EXCHANGE: (i) MORE THAN 50% IN INTEREST OF ALL SECURITIES ENTITLED TO VOTE ON THE PROPOSAL MUST CAST A VOTE ON THE PROPOSAL, AND (ii) A MAJORITY OF THE VOTES CAST MUST VOTE “FOR” THE PROPOSAL. ABSTENTIONS AND BROKER NONVOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST THE PROPOSAL.

        For the reasons stated herein, the Board of Directors recommends that you vote “FOR” the approval of the 2003 Plan.

VOTING OF THE PROXY

        SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE APPROVAL OF THE 2003 PLAN.

GENERAL

        The cost of soliciting Proxies will be borne by the Company, and upon request, the Company will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company. The directors, officers and employees of the Company may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

        Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Any such request should be directed to H. Eddy Dupuis, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of July 17, 2003, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ H. Eddy Dupuis

H. Eddy Dupuis
Secretary

July 18, 2003

APPENDIX A

OFFSHORE LOGISTICS, INC.

2003 NONQUALIFIED STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS

1. Purpose of the Plan

        The Offshore Logistics, Inc. 2003 Nonqualified Stock Option Plan For Non-employee Directors (the ‘Plan”) is intended to promote the interests of Offshore Logistics, Inc., a Delaware corporation (the “Company”), and its shareholders by helping to attract and retain the services of experienced and knowledgeable non-employee directors and by providing an opportunity for ownership by non-employee directors of shares of common stock of the Company, $0.01 par value (the “Common Stock”). Options granted under the Plan (collectively the “Options” and in the singular an “Option”) will be Options which do not constitute incentive stock options, within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Administration of Plan

        The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”). Subject to the terms of the Plan, the Compensation Committee of the Board (the “Committee”) shall have the power to interpret the provisions and supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members at a duly held regular or special meeting or by written consent of all members of the Committee in lieu of any such meeting.

3. Option Agreements

        Each Option granted under the Plan shall be evidenced by an agreement (the “Option Agreement”) in such form as shall have been approved by the Committee. The Option Agreement shall be subject to the terms, provisions, and conditions of the Plan and may contain such other terms, provisions, and conditions that are not inconsistent with the Plan as the Committee shall determine.

4. Grant of Options

        As of the date of the Company’s annual meeting of stockholders in each year that the Plan remains in effect, commencing with the 2003 annual meeting of stockholders, each director of the Company who is not otherwise an employee of the Company or any of the Company’s subsidiaries, as that term is defined in Section 424(f) of the Code (each of whom is referred to herein as a “Non-employee Director”), who is elected or reelected to the Board or who otherwise continues to serve as a director of the Company as of the close of such meeting shall be granted, without the exercise of discretion on the part of any person or persons, an Option to purchase 5,000 shares of Common Stock; provided, however, that no Options shall be granted to a Non-employee Director in a particular year if such Non-employee Director missed 50% or more of the aggregate number of meetings of the Board and committees on which he served during the twelve months preceding the annual meeting for such year. If, as of such annual meeting date of any year that the Plan is in effect, there are not sufficient shares available under this Plan to allow for the grant to each Non-employee Director of Options for the number of shares provided herein, each Non-employee Director shall receive Options for his pro rata share of the total number of shares of Common Stock available under the Plan.

5. Shares Subject to the Plan

        Subject to adjustments as provided in Section 11, the aggregate number of shares of Common Stock reserved for issuance pursuant to the exercise of Options granted under this Plan is 250,000. Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. Exercise of an Option shall result in a decrease in the number of shares of Common Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

6. Option Price

        The exercise price of each Option shall be the fair market value of the Common Stock subject to such Option on the Date of Grant. For the purposes of this Plan, the following terms shall have the following meanings:

    (a)        “Date of Grant” means the date of the annual meeting of stockholders on which such Option is granted.

    (b)        The “fair market value” of a share of Common Stock on a particular date shall be deemed to be the average of the high and low composite prices for a share of Common Stock on the New York Stock Exchange (the “Exchange”) on such day or, if no sales of the Common Stock were made on that day, the average of the high and low composite prices for a share of Common Stock on the next preceding day on which sales were made on the Exchange.

7. Term of Plan

        The Plan shall be effective as of September 15, 2003, if stockholder approval of the Plan is obtained at the 2003 annual meeting of the stockholders of the Company. Except with respect to Options then outstanding, if not sooner terminated under the provisions to Section 16 of this Plan, the Plan shall terminate upon and no further Options shall be granted after the date of the annual meeting of stockholders held in 2012.

8. Procedure for Exercise

        No option granted under this Plan may be exercised, and the shares subject to each Option may not be purchased, for a period of six (6) months after the Date of Grant of such Option. Thereafter, Options shall be exercised by written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised and specifying the address to which the certificates for such shares are to be mailed. Such notice shall be accompanied by cash or certified check or bank draft payable to the order of the Company in an amount equal to the option price per share multiplied by the number of shares of Common Stock as to which the Option is then being exercised or, at the election of the Non-employee Director who holds such Option, accompanied by Common Stock held by the Non-employee Director equal in value to the full amount of the option price (or any combination of cash or such Common Stock). For purposes of determining the amount, if any, of the option price satisfied by payment in Common Stock, such Common Stock shall be valued at its fair market value on the date of exercise in accordance with Section 6(b) of this Plan. Any Common Stock delivered in satisfaction of all or a portion of the option price shall be appropriately endorsed for transfer and assigned to the Company. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Non-employee Director one or more certificates representing in the aggregate the number of shares with respect to which such Option was exercised, issued in the Non-employee Director’s name; provided, however, that such delivery shall be deemed to have occurred for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Non-employee Director, at the address specified pursuant to this Section 8.

        In addition, payment for any shares subject to an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

        Options shall expire ten years from the Date of Grant of such Option unless such Option terminates prior thereto pursuant to the provisions of the Plan or of the respective Option Agreement.

9. Assignability

        An Option shall not be assignable or otherwise transferable by the Non-employee Director holding such Options except by will or by the laws of descent and distribution, and may be exercised during such Non-employee Director’s lifetime only by that Non-employee Director. No transfer of an Option by a Non-employee Director by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice of the transfer and an authenticated copy of the will and such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

10. No Rights as Shareholder

        No Non-employee Director shall have any rights as a stockholder with respect to shares covered by an Option until the date of issuance of a stock certificate representing such shares. Except as provided in Section 11 of this Plan, no adjustment for dividends, or otherwise, shall be made if the record date therefore is prior to the date of issuance of such certificate.

11. Recapitalization or Reorganization

    (a)        The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of debt or equity securities ranking prior to or affecting the Common Stock or the rights attendant thereto, or the dissolution or liquidation of the Company, or any sale, lease, exchange or other disposition of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar or dissimilar nature.

    (b)        The shares with respect to which options may be granted hereunder are shares of Common Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of all of the shares of the Common Stock which are subject to Options granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, a stock split, a combination of shares, a recapitalization or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefore in money, services or property, the number of shares of Common Stock available under this Plan and the number of shares of Common Stock with respect to which Options granted hereunder may thereafter be exercised shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the option price payable per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the option price payable per share shall be proportionately increased.

    (c)        If the Company is reorganized, merged or consolidated or is otherwise a party to a plan of exchange with another corporation pursuant to which reorganization, merger, consolidation or plan of exchange shareholders of the Company receive any shares of Common Stock or other securities or if the Company shall distribute (“Spin Off”) securities of another corporation to its shareholders, there shall be substituted for the shares subject to the unexercised portions of outstanding Options granted hereunder an appropriate number of shares of (i) each class of stock or other securities which were distributed to the shareholders of the Company in respect of such shares in the case of a reorganization, merger, consolidation or plan of exchange, or (ii) in the case of a Spin Off, the securities distributed to shareholders of the Company together with shares of Common Stock, such number of shares or securities to be determined in accordance with the provisions of Section 425 of the Code (or other applicable provisions of the Code or regulations issued thereunder which may from time to time govern the treatment of stock options in such a transaction); provided, however, that all such Options may be canceled by the Company as of the effective date of a reorganization, merger, consolidation, plan of exchange or Spin Off, or any dissolution or liquidation of the Company, by giving notice to each Non-employee Director of the Company’s intention to do so and by permitting the purchase for a period of at least thirty days during the sixty days next preceding such effective date of all of the shares subject to such outstanding Options, without regard to the installment provisions (if any) set forth in the Option Agreements governing such Options; and provided further that in the event of a Spin Off, the Company may, in lieu of substituting securities or accelerating and canceling Options as contemplated above, elect (A) to reduce the purchase price for each share of Stock subject to an outstanding Option by an amount equal to the fair market value, as determined in accordance with the provisions of Section 6(b), of the securities distributed in respect of each outstanding share of Common Stock in the Spin Off or (B) to reduce proportionately the purchase price per share and to increase proportionately the number of shares of Common Stock subject to each Option in order to reflect the economic benefits inuring to the shareholders of the Company as a result of the Spin Off.

    (d)        Except as otherwise expressly provided in this Plan, the issuance by the Company of shares of stock of any class or securities convertible into or exchangeable for shares of stock of any class, for cash, property, labor or services, upon the direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into or exchangeable for such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Options theretofore granted or the exercise price per share.

12. Termination of Option

    (a)        Upon the optionee’s ceasing to be a Non-employee Director of the Company for cause (as hereinafter defined), such optionee’s Options shall terminate immediately. For purposes of this Section, “cause” shall mean a breach of such Non-employee Director’s fiduciary duty as a director of the Company or such Non-employee Director’s conviction of a felony or a crime involving moral turpitude.

    (b)        Upon an optionee’s ceasing to be a Non-employee Director as a result of retirement, disability or death, or such optionee’s becoming employed by the Company or a subsidiary of the Company, the period during which such optionee may exercise any outstanding portion of his Options shall not exceed (i) one year from the date of retirement, disability or death or (ii) three months from the date such employment begins; provided, however that should that optionee die during such three-month period, such Options shall terminate one year from the date of employment. Notwithstanding the foregoing, however, in no event shall the period during which such Options may be exercised extend beyond the expiration of the term of such Options.

    (c)        Upon an optionee’s ceasing to be a Non-employee Director for any reason other than for cause (as hereinabove defined) or as a result of retirement, disability, death or his employment by the Company or a subsidiary, the optionee shall be entitled to exercise any outstanding portion of his Options for a period of three months from the date the optionee ceases to be a Non-employee Director; provided, however, that should such optionee die during such three-month period, such Options shall terminate one year from the date such optionee ceased to be a Non-employee Director.

13. Compliance with Law; Purchase for Investment

        No shares shall be issuable upon the exercise of an Option unless the Company shall have determined that the issuance complies with applicable law. Unless the Options and shares of Common Stock subject to this Plan have been registered under the Securities Act of 1933, as amended, no shares shall be issuable upon exercise of an Option unless the Company has determined that such registration is unnecessary and, if deemed necessary by the Company, each person exercising an Option under this Plan has represented in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company may require that any certificates of shares issued upon exercise of an Option bear a legend restricting transfer thereof on such terms as the Company may determine, and the Company may instruct its transfer agent to “stop transfer” of any such shares on such terms as it deems appropriate.

14. Taxes

    (a)        The Company may make such provisions as it deems appropriate for the withholding of any taxes if the Company determines such withholding is required in connection with the grant or exercise of any Options.

    (b)        Any Non-employee Director may pay all or any portion of the taxes required to be withheld by the Company or paid by him in connection with the exercise of an Option by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Section 6(b), equal to the amount required to be withheld or paid. A Non-employee Director must make the foregoing election on or before the date that the amount of tax to be withheld is determined (“Tax Date”). All such elections are irrevocable and subject to disapproval by the Board and are subject to the following additional restrictions: (i) such election may not be made within six months of the grant of an Option, provided that this limitation shall not apply in the event of death or disability; and (ii) such election must be made either six months or more prior to the Tax Date or in a window period commencing on the third business day following the Company’s release of a quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such release. Where the Tax Date in respect of an Option is deferred until six months after exercise and the Non-employee Director elects share withholding, the full amount of shares of Common Stock will be issued or transferred to him upon exercise of the Option, but he shall be unconditionally obligated to tender back to the Company the number of shares necessary to discharge the Company’s withholding obligation or his estimated tax obligation on the Tax Date.

15. Government Regulations

        This Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of the Plan or any Option Agreement to the contrary, the Plan shall be administered and interpreted in order that the Plan, and the grant and exercise of Options under the Plan, shall comply with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

16.     Amendment or Termination of the Plan

        The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change to any Option may be made which would impair the rights of the Non-employee Director holding that Option without the consent of that Non-employee Director; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan, without the approval of the stockholders of the Company.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1)	Election of the following nominees as Directors:		2)	Approval of the Offshore Logistics, Inc. 2003 Nonqualified Stock Option Plan for Non-employee Directors.	FOR	AGAINST	ABSTAIN
	FOR all nominees	WITHHOLD for all nominees			☐	☐	☐
	☐	☐
Withhold for the following only: (Write the name(s) of the nominee(s) below)
01 Peter N. Buckley, 02 Stephen J. Cannon, 03 Jonathan H. Cartwright, 04 David M. Johnson, 05 Kenneth M. Jones, 06 Pierre H. Jungels, CBE, 07 George M. Small, 08 Ken C. Tamblyn, 09 Robert W. Waldrup and 10 Howard Wolf.

_________________________________________________

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Dated:______________________________________, 2003

_________________________________________________
Signature

_________________________________________________
Signature

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each joint stockholder named should sign.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/olog

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR
Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

OFFSHORE LOGISTICS, INC.

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Offshore Logistics, Inc., a Delaware corporation, hereby appoints George M. Small and H. Eddy Dupuis, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, Houston, Texas, on Monday, September 15, 2003, at 10:00 a.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

      The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, and FOR approval of the Offshore Logistics, Inc. 2003 Nonqualified Stock Option Plan for Non-employee Directors.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

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